Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc

We consent to the use of our reports dated April 16, 2013, with respect to the consolidated statements of financial position of Prudential plc and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

December 12, 2013	By:	/s/ KPMG Audit Plc KPMG Audit Plc, London, England